Exhibit 23 (b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205419 on Form S-8 of our report dated March 30, 2023 (March 29, 2024, as to the basis of presentation described in Note 1), relating to the financial statements of REX American Resources Corporation and subsidiaries (the “Company”) as of January 31, 2023 and for the years ended January 31, 2023 and 2022 appearing in this Annual Report on Form 10-K for the year ended January 31, 2024.

/s/ Deloitte & Touche LLP

Dayton, Ohio
March 29, 2024